Exhibit 99.2

AMD Reports Annual and Fourth Quarter 2013 Results – CFO Commentary

January 21, 2014

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com.

2013 Annual Results Summary

•	AMD revenue of $5.3 billion, down 2% year-over-year

•	Gross margin of 37%, up 14 percentage points year-over-year

•	Operating income of $103 million, compared to a loss of $1.06 billion in 2012

•	Net loss of $83 million and loss per share of $0.11, compared to a net loss of $1.18 billion and loss per share of $1.60 in 2012

2013 Commentary

In 2013, AMD completed the first two phases of the strategic transformation plan we outlined in October 2012, achieving key milestones in our corporate and financial transformation. We completed a comprehensive reset and restructure of our company, stabilized the business and exited the year with significantly lower operating expenses, from $592 million in Q1 2012 to $462 million in Q4 2013. We also returned to profitability and positive free cash flow in the second half of 2013 and maintained our cash balances above $1.1 billion, significantly higher than our target minimum of $700 million. The financial results for the third and fourth quarter of 2013 were evidence of our efforts, as we diversify our business, deriving more than 30% of revenues from semi-custom and embedded products, two of our five growth pillars in the second half of 2013.

Q4 2013 Results

•	AMD revenue of $1.59 billion, up 9% sequentially and up 38% year-over-year

•	Gross margin of 35%

•	Operating income of $135 million and non-GAAP operating income of $91 million, compared to operating income of $95 million and non-GAAP operating income of $78 million in Q3 2013

•	Net income of $89 million, earnings per share of $0.12 and non-GAAP net income of $45 million, earnings per share of $0.06

Annual and Q4 2013 CFO Commentary	Page 1	January 21, 2014

Q4 2013 Commentary

Revenue was $1.59 billion, up 9% sequentially. The sequential increase was driven by a 29% increase in the Graphics and Visual Solutions segment due to increased revenue from our semi-custom SoCs and our Radeon™ R7 and R9 series of GPU products. Computing Solutions segment revenue was down 9% sequentially, primarily due to decreased chipset and notebook unit shipments.

Gross margin was 35% in Q4 2013, down one percentage point sequentially, and included a $7 million benefit from the sale of inventory reserved in Q3 2012, as compared to a similar $19 million benefit in Q3 2013.

Operating expenses were $418 million, including a net benefit of $48 million in patent related legal settlements. Non-GAAP operating expenses were $462 million, higher than our previous guidance of approximately $450 million primarily due to higher sales and marketing expenses during the holiday period and higher expenses for employee related performance plans.

•	R&D was $293 million, 18% of net revenue

•	SG&A was $169 million, 11% of net revenue

To derive non-GAAP operating expenses for Q4 2013, we excluded the impact of:

•	Net benefit from patent related legal settlements of $48 million, and

•	Amortization of acquired intangible assets of $4 million

Non-GAAP operating income was $91 million and non-GAAP net income was $45 million.

To derive non-GAAP operating income and non-GAAP net income for Q4 2013, we excluded the impact of:

•	Net benefit from patent related legal settlements of $48 million, and

•	Amortization of acquired intangible assets of $4 million

Depreciation and amortization, excluding amortization of acquired intangible assets, was $50 million as compared to $52 million in the prior quarter.

Annual and Q4 2013 CFO Commentary	Page 2	January 21, 2014

Interest expense was $44 million, down $3 million from the prior quarter. The decrease was primarily attributable to tax interest in Q3 2013.

Tax provision was $1 million in the quarter, down from $3 million in the prior quarter.

Non-GAAP net income per share was $0.06, calculated using 766 million diluted shares. This includes the $7 million benefit in Q4 2013 from the sale of inventory reserved in Q3 2012.

Adjusted EBITDA was $165 million, excluding a net $48 million benefit from patent related legal settlements and up $12 million from the prior quarter.

Q4 2013 Segment Results – Computing Solutions

Computing Solutions segment revenue was $722 million, down 9% sequentially, primarily due to decreased chipset and notebook unit shipments.

•	Client product revenue decreased sequentially, primarily due to lower notebook microprocessor sales in the quarter.

•	Microprocessor ASP increased sequentially, due to a richer mix of client APUs sold.

Computing Solutions operating loss was $7 million, as compared to an operating income of $22 million in Q3 2013, primarily due to lower revenue and higher expenses for marketing and employee related performance plans. The Q4 2013 operating loss included the impact of a $7 million benefit from sales of reserved inventory in Q3 2012 and Q3 2013 operating income included the impact of a similar $19 million benefit.

Q4 2013 Segment Results – Graphics and Visual Solutions

Graphics and Visual Solutions (GVS) segment revenue was $865 million, up 29% compared to the prior quarter, driven by increased shipments of our semi-custom SoCs and our RadeonTM R7 and R9 series of GPU products.

•	GVS segment revenue was up 29% sequentially, primarily due to sales of semi-custom SoCs to Sony and Microsoft for their next-generation game console offerings.

•	Graphics Processing Unit (GPU) revenue increased sequentially, driven by sales of our next-generation AMD RadeonTM R7 and R9 series GPUs.

•	GPU ASP increased sequentially, driven by new product sales in the quarter.

Annual and Q4 2013 CFO Commentary	Page 3	January 21, 2014

GVS segment operating income was $121 million, up from $79 million in the prior quarter due to higher revenue from our semi-custom SoCs.

GLOBALFOUNDRIES (“GF”) Wafer Supply Agreement

Our total wafer purchases from GF in 2013 were approximately $960 million, lower than the previously estimated $1.15 billion, due to lower fourth quarter purchases. There were no penalties associated with the reduction. We are actively working on our 2014 wafer supply agreement with GLOBALFOUNDRIES, based on our 2014 full year demand expectations, with the goal to manage inventory flat to down year-over-year. In Q1 2014, we made the final $200 million payment related to the reduction of the take or pay wafer obligation commitments in 2012. In addition, we expect wafer purchases of approximately $250 million in Q1 2014.

Balance Sheet

Cash, cash equivalents and marketable securities, including long term marketable securities were $1.2 billion at the end of Q4 2013, flat from the prior quarter. In light of the transformation of our business model, we are revising our optimal cash balance down to $1 billion, and our target minimum cash level down to $600 million, beginning in Q1 2014.

Accounts Receivable at the end of the quarter was $832 million, down $41 million compared to the end of Q3 2013 due to the timing of collections.

Inventory was $884 million exiting the quarter, down $38 million compared to the end of Q3 2013 primarily due to higher shipments of products in our GVS segment.

Accounts Payable was $519 million, down $55 million compared to the prior quarter mainly due to the timing of payments and purchases.

Payable to GLOBALFOUNDRIES on the Balance Sheet includes all amounts due to GF, including wafer purchases and the Q1 2014 $200 million payable related to the reduction of the take or pay wafer obligation commitments in 2012.

Total debt, long-term and short-term, at the end of the quarter was $2.06 billion, compared to $2.05 billion the prior quarter. During Q4 2013, we repurchased approximately $50 million of our 6.00% convertible senior notes due in 2015 and repurchases were funded utilizing our $500 million secured revolving line of credit, which was established in November 2013. Amounts outstanding under our secured revolving line of credit are classified under “Short-term debt” on the balance sheet.

Net cash provided by operations was $21 million. Non-GAAP free cash flow was breakeven. Capital expenditures were $21 million in the Q4 2013 and $84 million for 2013.

Annual and Q4 2013 CFO Commentary	Page 4	January 21, 2014

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 28, 2013.

For Q1 2014 we expect:

•

Revenue to decrease 16% sequentially, +/-3%. We expect Computing Solutions segment revenue to be down, in line with seasonality, and we expect Graphics and Visual Solutions segment revenue to be down, coming off a strong Q4 for our semi-custom SoCs.

•	Non-GAAP gross margin to be approximately 35%

•	Non-GAAP operating expenses to be approximately $420 million

•	Inventory to be approximately flat from Q4 2013 levels

•	Cash, cash equivalents and marketable securities, including long-term marketable securities balances of approximately $1 billion

For 2014 we expect:

•	To grow revenue for the year

•	Non-GAAP operating expenses to be in the quarterly range of approximately $420 to $450 million, depending on the timing of R&D expenses and the revenue profile

•	Taxes of approximately $3 million per quarter

•	To be profitable at the net income level for the year

•	Inventory to be flat to down year-over-year

•	Capital expenditures of approximately $120 million for the year

•	To generate positive free cash flow for the year

•	To maintain cash, cash equivalents and marketable securities, including long-term marketable securities balances in the optimal zone of $1 billion and above target minimum of $600 million

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Annual and Q4 2013 CFO Commentary	Page 5	January 21, 2014

For more information, contact:

Investor Contacts:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Liz Luckow

408-749-5467

liz.luckow@amd.com

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

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Non-GAAP Measures:

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA, and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company presented “Adjusted EBITDA” in this commentary as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, the Company also included the following adjustments for the applicable period:

•	For the fourth fiscal quarter of 2013, the Company also included adjustments for Legal settlements

•	For the third fiscal quarter of 2013, the Company also included adjustments for net Restructuring and other special charges (gains);

The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

Annual and Q4 2013 CFO Commentary	Page 6	January 21, 2014

The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates non-GAAP free cash flow because the Company’s management believes it is of importance to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q4-13	Q3-13	Q4-12	2013	2012
GAAP Gross Margin	$553	$521	$178	$1,978	$1,235
GAAP Gross Margin %	35%	36%	15%	37%	23%
Lower of cost or market charge related to GF take-or-pay obligation	—	—	273	—	273
Limited waiver of exclusivity from GF	—	—	—	—	703
Legal settlements, net	—	—	—	—	5
Non-GAAP Gross Margin	$553	$521	$451	$1,978	$2,216
Non-GAAP Gross Margin %	35%	36%	39%	37%	41%

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q4-13	Q3-13	Q2-13	Q1-13	Q4-12	Q3-12	Q2-12	Q1-12
GAAP operating expenses	$418	$426	$488	$543	$600	$523	$561	$607
Amortization of acquired intangible assets	4	5	4	5	4	4	4	1
Restructuring and other special changes (gains), net	—	(22)	5	47	90	3	—	8
Legal settlements, net	(48)
SeaMicro acquisition costs	—	—	—	—	—	—	—	6
Non-GAAP operating expenses	$462	$443	$479	$491	$506	$516	$557	$592

Reconciliation of GAAP to Non-GAAP Operating Income (Loss)

(Millions)	Q4-13	Q3-13	Q4-12	2013	2012
GAAP operating income (loss)	$135	$95	$(422)	$103	$(1,056)
Amortization of acquired intangible assets	4	5	4	18	14
Restructuring and other special charges (gains), net	—	(22)	90	30	100
Legal settlements, net	(48)	—	—	(48)	5
Limited waiver of exclusivity from GF	—	—	—	—	703
Lower of cost or market charge related to GF take-or-pay obligation	—	—	273	—	273
SeaMicro acquistion costs	—	—	—	—	6
Non-GAAP operating income (loss)	$91	$78	$(55)	$103	$45

Annual and Q4 2013 CFO Commentary	Page 7	January 21, 2014

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(Millions except per share amounts)	Q4-13		Q3-13		Q4-12		2013		2012
GAAP net income (loss) / Earnings (loss) per share	$89	$0.12	$48	$0.06	$(473)	$(0.63)	$(83)	$(0.11)	$(1,183)	$(1.60)
Amortization of acquired intangible assets	4	—	5	0.01	4	0.01	18	0.02	14	0.02
Restructuring and other special charges (gains), net	—	—	(22)	(0.03)	90	0.12	30	0.04	100	0.14
Legal settlements, net	(48)	(0.06)	—	—	—	—	(48)	(0.06)	5	0.01
Limited waiver of exclusivity from GF	—	—	—	—	—	—	—	—	703	0.95
Lower of cost or market charge related to GF take-or-pay obligation	—	—			273	0.37	—	—	273	0.37
SeaMicro acquistion costs	—	—	—	—	—	—	—	—	6	0.01
Tax benefit related to SeaMicro acquisition	—	—	—	—	—	—	—	—	(36)	(0.05)
Impairment charge on certain marketable securities	—	—	—	—	4	—	—	—	4	0.01
Non-GAAP net income (loss) / Earnings (loss) per share	$45	$0.06	$31	$0.04	$(102)	$(0.14)	$(83)	$(0.11)	$(114)	$(0.16)

Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA

	Quarter Ended			Year Ended
(Millions)	Q4-13	Q3-13	Q4-12	2013	2012
GAAP operating income (loss)	$135	$95	$(422)	$103	$(1,056)
Lower of cost or market charge related to GF take-or-pay obligation	—	—	273	—	273
Limited waiver of exclusivity from GF	—	—	—	—	703
Legal settlements, net	(48)	—	—	(48)	5
Depreciation and amortization	50	52	62	219	247
Employee stock-based compensation expense	24	23	23	91	97
Amortization of acquired intangible assets	4	5	4	17	14
Restructuring and other special charges (gains), net	—	(22)	90	30	100
SeaMicro acquisition costs	—	—	—	—	6
Adjusted EBITDA	$165	$153	$30	$412	$389

Non-GAAP Free Cash Flow Reconciliation

	Quarter Ended			Year Ended
(Millions)	Q4-13	Q3-13	Q4-12	2013	2012
GAAP net cash provided by (used in) operating activities	$21	$21	$(286)	$(148)	$(338)
Purchases of property, plant and equipment	(21)	(15)	(22)	(84)	(133)
Non-GAAP free cash flow	$0	$6	$(308)	$(232)	$(471)

Cautionary Statement

This document contains forward-looking statements concerning AMD, our financial outlook for the first quarter of 2014 and fiscal 2014, including revenue, non-GAAP gross margin, non-GAAP operating expenses, profitability, inventory, capital expenditures and taxes; our Computing Solutions segment revenue and Graphics and Visual Solutions segment revenue for the first quarter of 2014; maintain our cash balance for the first quarter of 2014 and our cash balance in the optimal zone and above target minimum for fiscal 2014; our ability to generate positive free cash flow in the first quarter of 2014 and for fiscal 2014; and our payment to GF for the first quarter 2014 wafer purchases; and the outcome of our negotiations with GF regarding our 2014 WSA agreement; which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this presentation are based on current beliefs, assumptions and expectations, speak only as of the date of this presentation and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact the Company’s plans; that the Company

Annual and Q4 2013 CFO Commentary	Page 8	January 21, 2014

will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that customers stop buying the Company’s products or materially reduce their operations or demand for its products; that the Company may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market at mature yields on a timely basis; that the Company’s third-party foundry suppliers will be unable to transition the Company’s products to advanced manufacturing process technologies in a timely and effective way or to manufacture the Company’s products on a timely basis in sufficient quantities and using competitive process technologies; that the Company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will not fully utilize the Company’s projected manufacturing capacity needs at GLOBALFOUNDRIES Inc. (GF) microprocessor manufacturing facilities; that the Company’s requirements for wafers will be less than the fixed number of wafers that we agreed to purchase from GF or GF encounters problems that significantly reduce the number of functional die the Company receives from each wafer; that the Company is unable to successfully implement its long-term business strategy; that the Company inaccurately estimates the quantity or type of products that its customers will want in the future or will ultimately end up purchasing, resulting in excess or obsolete inventory; that the Company is unable to manage the risks related to the use of its third-party distributors and add-in-board (AIB) partners or offer the appropriate incentives to focus them on the sale of the Company’s products; that the Company may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in market growth and demand for the Company’s products and technologies in light of the product mix that it may have available at any particular time; that global business and economic conditions, including consumer PC market conditions, will not improve or will worsen; and the effect of political or economic instability, domestically or internationally, on our sales or supply chain. Investors are urged to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 28, 2013.

Annual and Q4 2013 CFO Commentary	Page 9	January 21, 2014